Exhibit 99.1

PRESS RELEASE
For Immediate Distribution	Contact: Intrepid Potash, Inc.
Karla Kimrey
Phone: 303-296-3006

Intrepid Reports Results for Second Quarter 2008

Denver, Colorado; August 13, 2008 – Intrepid Potash, Inc. (NYSE:IPI), today announced second quarter 2008 results with pro forma net income of $32.4 million up from $4.0 million for the second quarter 2007.

Highlights for the Second Quarter:

•	Average net sales price for potash this quarter was $425 per short ton ($469 per metric tonne) compared to $182 per short ton ($201 per metric tonne) in the period a year ago.

•	Average net sales price for langbeinite this quarter was $188 per short ton ($207 per metric tonne) compared to $109 per short ton ($120 per metric tonne) in the second quarter 2007.

•	Potash production in the quarter was 210,000 short tons (190,000 metric tonnes), which was the same as the second quarter 2007.

•

Langbeinite production in the second quarter of 2008 was 58,000 short tons (53,000 metric tonnes), a 41 percent increase over the 41,000 short tons (37,000 metric tonnes) produced in the second quarter last year.

•

Gross margins in the second quarter for potash were $262 per short ton or 62 percent compared to 29 percent in the three months ended June 30, 2007. Gross margins for langbeinite were $81 per short ton or 43 percent up from 6 percent in the same period last year.

•	Pro forma net income per diluted share was $0.43 per share in the second quarter and $0.69 per diluted share for the first half of 2008 compared to $0.05 and $0.10 for the same periods in 2007.

•	Earning before interest, taxes, depreciation and amortization (EBITDA) was 572 percent higher in the second quarter of 2008 at $55.1 million compared to $8.2 million last year.

•	Capital projects are on schedule with $13 million invested this quarter.

“We are facing the first demand-driven agriculture market in modern times. The most recent USDA report indicates that yields will come in better than initially expected, yet still leave us with low levels of stocks. The increase in crop yield demonstrates the positive returns on the fertilizer investments made by the farming community and that fertilizers are doing their jobs,” said Bob , Intrepid Potash’s CEO. “It is widely believed that a tight global food supply is a long-term situation and the demand for potash will continue to increase. Intrepid is focused on the long-term by appropriately and aggressively investing capital in new capacity and efficiency projects to bring on additional lower cost tons to satisfy the needs of our customers.”

Pro forma operating income for the second quarter of 2008 was $51.9 million and $78.4 million for the first half the year. Pro forma operating income was $6.7 million in the second quarter 2007 and $13.1 million for the six-month period ended June 30, 2007. Cash from operating activities was $68.9 million for the first half of 2008 compared to $21.8 for the same period in 2007. Our adjusted pro forma net income for the quarter ended June 30, 2008 was $31.6 million compared to $4.3 million in 2007. Increases in each of these metrics has been driven by the strong demand in the market and the associated increase in pricing of potash and langbeinite.

Operating income, adjusted net income, pro forma earning per diluted share and EBITDA are non-GAAP financial measures – please refer to the respective reconciliation in the accompanying Non-GAAP Reconciliation tables towards the end of this release.

Pricing Update

Per short ton

	Potash		Langbeinite Trio ®
	June 30,		June 30,
	2008	2007	2008	2007
Average net sales price for the quarter ended	$425	$182	$188	$109

Average posted price for the quarter ended	$539	$202	$234	$139

Posted prices for delivery in the month of:
January 2008	$357		$171
February 2008	$397		$171
March 2008	$417		$211
April 2008	$503		$211
May 2008	$532		$211
June 2008	$582		$281
July 2008	$582		$356
August 2008	$782		$356

Potash Results

During the second quarter, Intrepid produced 210,000 short tons of potash and sold 213,000 short tons of potash. First and fourth quarter production typically exceeds second and third quarter production as a result of the evaporation cycle at our solar facilities that occurs primarily in the spring and summer months. This year was no exception with Moab beginning the harvest cycle later in August.

The 213,000 short tons of potash sold in the second quarter was at an average FOB net sales price of $425 per short ton as compared to an average FOB price of $182 per short ton during the second quarter of 2007. The $243 per short ton increase in selling price was achieved despite having committed approximately 70 percent of our second quarter sales volumes at prices arranged prior to the start of the quarter. As of August 1, 2008, our posted price for red granular FOB Carlsbad potash has increased to $782 per short ton.

Our potash production cost of goods sold which excludes depreciation, depletion and amortization; royalties; and byproduct credits increased to $142 per short ton in the second quarter of 2008 from $120 per ton in the second quarter of 2007. Our efforts are focused on and growing production volumes in this price environment, with an ever-present eye to the future. Specifically, we have added a trainee program at our mining operations, added another operating panel in the East Mine, increased the contract maintenance labor, and added personnel to increase our maintenance staff. This increased personnel and higher natural gas prices have put upward pressure on production costs. The expanded work force is designed to minimize the impact of any turnover and increase the reliability and throughput of the mines. We are adding full-time employees to our maintenance and mining support roles throughout the remainder of the year as well, which will be partially offset by a decrease in contract maintenance expense.

Langbeinite Results

During the second quarter, Intrepid produced 58,000 short tons of langbeinite, a specialty fertilizer containing potassium, magnesium, and sulfur. We market our langbeinite under the registered name of Trio®. Our langbeinite production was 41 percent higher than the 41,000 short tons produced during the second quarter of 2007.

Intrepid sold 47,000 short tons of langbeinite in the second quarter 2008 at an average FOB or net sales price of $188 per short ton as compared to 52,000 tons at an average FOB price of $109 per short ton in the prior year’s second quarter. Our increased production for langbeinite is primarily due to higher ore grade from our East Mine. The offset to the higher langbeinite ore grade is pressure on potash production due to an offsetting lower potash ore grade from the mixed ore body at the East Mine during the second quarter.

Capital Investment Update

Through the first half of 2008, Intrepid has invested $24 million related to the 2008 capital program. This investment includes an upgrade to the mining fleet with the addition of three new underground miners, two replacement miners at the West Mine and one miner to create an additional operating panel in our East Mine which allows us to increase our ore throughput. Our storage and hoisting upgrade project at the West Mine has moved forward with the installation of the new cable and the upgrade of the skips; the next phase will be the construction of the underground storage system which is expected to be completed in 2009. This project should increase productive capacity without any additional fixed costs.

We are continuing to move forward with the permitting process for the HB Mine, which is a solar evaporation solution mining project in Carlsbad, New Mexico. As various permits are received, we may begin applicable phases of construction for the HB Mine. We have had numerous meetings and briefings with the Bureau of Land Management (BLM) on aspects of the project, and we submitted the Mine Plan Modification at the end of May 2008. We expect to file the Environmental Assessment associated with the HB Mine in the third quarter. The timing of the capital expenditures for the development of this project is dependent upon the timing of approval of all necessary permitting and the project will take approximately two years from that date to reach completion and full capacity and full solar pond capacity.

The majority of our capital investment budget is planned for expenditure in the last quarter of this year. We are currently ahead of plan on our core sustainability and de-bottlenecking plans and expect that our total capital expenditures will remain in the $80 million to $95 million range for 2008. Our capital expenditures related to the HB Mine in 2008 is expected to be between $5 million to $15 million. The change in the timing of the investment in HB Mine is driven by the timing of permitting for this project. Inclusive in the total budget for 2008, we have been able to add projects and accelerate some projects at our Carlsbad facilities which we expect to improve the reliability of our facilities.

Guidance for 2008

Guidance for 2008 related to our production, our capital investment plan, and our production cost of goods sold per short ton which excludes depreciation, royalties and byproduct credit is unchanged and presented below . The timing of sales and production volumes vary within specific reporting periods and may not be equal to one another as a result of building or selling down inventory balances.

Production Forecast:
Potash –	870,000 – 890,000 short tons
Langbeinite –	210,000 – 230,000 short tons

Production Cost of Goods Sold:
Potash –	$140 - $150 per short ton
Langbeinite –	$75 - $85 per short ton

The Company routinely posts important information about the Company on its website under the Investor Relations tab. The Company’s website address is www.intrepidpotash.com.

* * * * * * * * * * *

Certain statements in this press release, and other written or oral statements made by or on behalf of us, are “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, including statements regarding guidance, are forward-looking statements within the meaning of these laws. Although we believe that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, there can be no assurance that our expectations will be realized. These forward-looking statements are subject to a number of known and unknown risks and uncertainties, many of which are beyond our control that could cause actual results to differ materially and adversely from such statements. These risks and uncertainties include: changes in the price of potash or langbeinite; operational difficulties at our facilities; changes in demand and/or supply for potash or langbeinite; changes in our reserve estimates; our ability to achieve the initiatives of our business strategy, including but not limited to the development of the HB Mine as a solution mine; changes in the prices of our raw materials, including but not limited to the price of natural gas; fluctuations in the costs of transporting our products to customers; changes in labor costs and availability of labor with mining expertise; the impact of federal, state or local government regulations, including but not limited to environmental and mining regulations; competition in the fertilizer industry; declines in U.S. or world agricultural production; declines in oil and gas drilling; changes in economic conditions; adverse weather events at our facilities; our ability to comply with covenants inherent in our current and future debt obligations to avoid defaulting under those agreements and the risk factors detailed in our filings with the Securities and Exchange Commission. Please refer to those filings for more information on these risk factors. These forward-looking statements speak only as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as the result of future events, new information or otherwise.

INTREPID POTASH, INC.

SELECTED OPERATIONS DATA (UNAUDITED)

QUARTER ENDED JUNE 30, 2008

	Intrepid Potash, Inc. April 25, 2008 through June 30, 2008	Intrepid Mining LLC (Predecessor) April 1, 2008 through April 24, 2008	For the Quarter Ended
			Combined June 30, 2008[1]	June 30, 2007
Production volume (in 000 short tons)
Potash	155	55	210	210

Langbeinite	40	18	58	41

Sales volume (in 000 short tons)
Potash	157	56	213	245

Langbeinite	34	13	47	52

Potash Statistics (per short ton)
Net sales price	$447	$364	$425	$182
COGS (exclusive of items shown separately below)	140	146	142	120
Depreciation, depletion and amortization	8	11	9	6
Royalties	16	11	14	6
By-product credit	(9)	(9)	(9)	(6)

Total potash COGS[2]	$155	$159	$156	$126

Warehousing and handling costs	6	6	7	4

Average potash gross margin	$286	$199	$262	$52

Langbeinite Statistics (per short ton)
Net sales price	$191	$181	$188	$109
COGS (exclusive of items shown separately below)	89	78	79	79
Depreciation, depletion and amortization	11	9	10	14
Royalties	7	9	10	5

Total langbeinite COGS	$107	$96	$99	$98

Warehousing and handling costs	8	8	8	5

Average langbeinite gross margin	$76	$77	$81	$6

[1]	Combined June 30, 2008 information is the sum of the periods

April 1, 2008 through April 24, 2008 and April 25, 2008 through June 30, 2008

[2]	Pro forma statistics are the same to GAAP prepared numbers with the exception of COGS.

Quarterly pro forma COGS would be approximate $1-2 more per short ton

INTREPID POTASH, INC.

SELECTED OPERATIONS DATA (UNAUDITED)

PERIOD ENDED JUNE 30, 2008

	Intrepid Potash, Inc. April 25, 2008 through June 30, 2008	Intrepid Mining LLC (Predecessor) January 1, 2008 through April 24, 2008	For the Six Months Ended
			Combined June 30, 2008[1]	June 30, 2007
Production volume (in 000 short tons)
Potash	155	280	435	427

Langbeinite	40	74	114	86

Sales volume (in 000/short tons)
Potash	157	269	426	454

Langbeinite	34	107	141	100

Potash Statistics (per short ton)
Net sales price	$447	$309	$360	$182
COGS (exclusive of items shown separately below)	140	138	139	120
Depreciation, depletion and amortization	8	8	8	7
Royalties	16	10	12	6
By-product credit	(9)	(13)	(12)	(8)

Total potash COGS[2]	$155	$143	$147	$125

Warehousing and handling costs	6	6	6	4

Average potash gross margin	$286	$160	$207	$53

Langbeinite Statistics (per short ton)
Net sales price	$191	$130	$145	$109
COGS (exclusive of items shown separately below)	89	77	78	74
Depreciation, depletion and amortization	11	10	10	13
Royalties	7	7	7	6

Total langbeinite COGS	$107	$94	$95	$93

Warehousing and handling costs	8	6	7	4

Average langbeinite gross margin	$76	$30	$43	$12

[1]	Combined June 30, 2008 information is the sum of the periods

April 1, 2008 through April 24, 2008 and April 25, 2008 through June 30, 2008

[2]	Pro forma statistics are the same to GAAP prepared numbers with the exception of COGS.

Quarterly pro forma COGS would be approximate $1-2 more per short ton

INTREPID POTASH, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(In thousands, except share and per share amounts)

	Intrepid Potash, Inc.	Intrepid Mining LLC (Predecessor)
	April 25, 2008 through June 30, 2008	April 1, 2008 through April 24, 2008	January 1, 2008 through April 24, 2008	Three Months ended June 30, 2007	Six Months ended June 30, 2007
Sales	$80,162	$25,019	$109,420	$56,116	$104,280

Less: Freight costs	3,537	2,187	12,359	5,357	10,998
Warehousing and handling costs	1,240	435	2,235	1,324	2,343
Cost of goods sold	27,951	10,186	48,647	36,005	65,756

Gross Margin	47,434	12,211	46,179	13,430	25,183

Selling and administrative	5,313	1,492	6,034	3,895	6,321
Accretion of asset retirement obligation	115	42	198	144	289

Operating Income	42,006	10,677	39,947	9,391	18,573

Other Income (Expense)
Interest expense, including derivatives	186	629	(2,456)	(1,505)	(3,965)
Interest income	280	2	46	20	41
Insurance settlements in excess of property losses	(32)	—	6,998	(772)	(755)
Other income (expense)	(485)	130	(42)	111	(269)

Income Before Income Taxes	41,955	11,438	44,493	7,245	13,625

Income Taxes (Expense) Benefit	(16,191)	—	4	—	—

Net Income	$25,764	$11,438	$44,497	$7,245	$13,625

Weighted Average Shares Outstanding:	74,843,124

Basic	74,977,793

Diluted

Earnings Per Share:
Basic	$0.34
Diluted	$0.34

INTREPID POTASH, INC.

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In thousands, except per share amounts)

	Intrepid Potash, Inc.	Intrepid Mine, LLC (Predecessor)
	June 30, 2008	December 31, 2007
ASSETS
Current Assets:
Cash and cash equivalents	$89,817	$1,960
Accounts receivable:
Trade, net	40,130	23,251
Other receivables	474	264
Related parties	6	248
Inventory, net	22,249	18,501
Prepaid expenses and other current assets	2,944	3,223
Deferred tax asset	1,397	—

Total current assets	157,017	47,447

Property, plant and equipment, net	82,962	63,519
Mineral properties and development costs, net	22,559	23,255
Long-term parts inventory, net	4,875	4,634
Other assets	7,023	7,872
Deferred tax asset	354,557	—

Total Assets	$628,993	$146,727

LIABILITIES AND STOCKHOLDERS’ / MEMBERS’ EQUITY
Current Liabilities:
Accounts payable:
Trade	$11,406	$7,998
Related parties	80	—
Accrued liabilities	17,885	16,532
Taxes payable	7,342	—
Current installments of long-term debt	—	5,005
Other current liabilities	847	781

Total current liabilities	37,560	30,316

Long-term debt, net of current installments	—	96,350
Accrued pension liability	671	646
Asset retirement obligation	8,092	7,779
Other non-current liabilities	829	1,239

Total liabilities	47,152	136,330

Stockholders’ / Members’ Equity:
Member’s equity of Intrepid Mining LLC	—	11,035
Common stock of Intrepid Potash, Inc., $0.001 par value; 100,000,000 shares authorized and 74,843,124 shares outstanding at June 30, 2008, and 1,000 shares authorized and outstanding at December 31, 2007	75	—
Additional paid-in capital	556,647	—
Accumulated other comprehensive loss	(638)	(638)
Retained earnings	25,757	—

Total Stockholders’ / Members’ Equity	581,841	10,397

Total Liabilities and Stockholders’ / Members’ Equity	$628,993	$146,727

INTREPID POTASH, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(In thousands)

	Intrepid Potash, Inc.	Intrepid Mining LLC (Predecessor)
	April 25, 2008 through June 30, 2008	April 1, 2008 through April 24, 2008	January 1, 2008 through April 24, 2008	Three Months ended June 30, 2007	Six Months ended June 30, 2007
Cash Flows from Operating Activities:
Reconciliation of net income to net cash provided by operating activities:
Net income	$25,764	$11,438	$44,497	$7,245	$13,625
Deferred income taxes	8,849	(4)	(4)	—	—
Insurance reimbursements	32	—	(6,998)	—	(6,941)
Items not affecting cash:
Depreciation, depletion, amortization and accretion	2,029	753	3,543	2,094	4,229
Stock-based compensation	2,012	—	—	—	—
Capitalized loan fee write-off	456	—	—	—	—
Loss on disposal of assets and other	58	—	35	7	453
Financial instruments loss (gain)	(471)	(1,028)	439	(228)	(1,546)
Bond sinking fund unrealized loss (gain)	149	(75)	135	(89)	(149)
Changes in operating assets and liabilities:
Trade accounts receivable	(4,994)	(1,248)	(11,886)	(1,353)	(5,995)
Insurance and other receivables	(154)	75	186	4,336	12,393
Inventory	(3,158)	(1,665)	(830)	4,331	6,003
Prepaid expenses and other assets	4,546	(1,802)	(4,349)	(599)	(1,738)
Accounts payable and accrued liabilities	472	2,441	1,494	3,595	1,675
Income taxes payable	7,342	—	—	—	—
Other current liabilities	—	1	(251)	303	(182)

Total cash provided by operating activities	42,932	8,886	26,011	19,642	21,827

Cash Flows from Investing Activities:
Proceeds from insurance reimbursements	(32)	—	6,998	—	6,941
Additions to property, plant, and equipment	(6,289)	(4,971)	(14,747)	(9,101)	(14,297)
Additions to mineral properties and development costs	9	(12)	(15)	(25)	(25)
Additions to bond sinking fund	(11)	3	(10)	(12)	(26)
Cash received in exchange with Intrepid Mining LLC	428	—	—	—	—

Total cash used in investing activities	(5,895)	(4,980)	(7,774)	(9,138)	(7,407)

Cash Flows from Financing Activities:
Issuance of common stock, net of expenses	1,032,486	—	—	—	—
Proceeds from long-term debt	—	3,994	11,503	81,437	183,359
Repayments on long-term debt	(86,951)	—	(7,009)	(125,130)	(228,808)
Repayment of loans by Members	—	—	—	148	148
Capital contribution, net of expenses	—	—	—	38,865	38,865
Members’ capital distributions	—	—	(15,000)	—	(8,025)
Payments to Intrepid Mining LLC for exchange of assets and liabilities and formation distribution	(892,755)	—	—	(6,550)	—

Total cash provided by (used in) financing activities	52,780	3,994	(10,506)	(11,230)	(14,461)

Net Change in Cash and Cash Equivalents	89,817	7,900	7,731	(726)	(41)
Cash and Cash Equivalents, beginning of period	—	1,791	1,960	971	286

Cash and Cash Equivalents, end of period	$89,817	$9,691	$9,691	$246	$245

Supplemental disclosure of cash flow information
Cash paid during the period for:
Interest	$326	$633	$2,600	$2,274	$4,652

Income taxes	—	—	—	—	—

INTREPID POTASH, INC.

PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS FOR EACH

OF THE QUARTERS OF 2008 AND 2007 (UNAUDITED)

(In thousands, except share and per share amounts)

	2008		2007
	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,
Sales	$105,181	$84,401	$56,320	$52,859	$56,116	$48,164
Less:
Freight costs	5,724	10,172	5,029	5,068	5,357	5,641
Warehousing and handling costs	1,675	1,800	1,963	1,173	1,324	1,019
Cost of goods sold[1]	38,257	38,887	37,731	31,490	36,431	30,177

Gross Margin	59,525	33,542	11,597	15,128	13,004	11,327

Selling and administrative	7,438	6,882	5,848	5,933	6,135	4,766
Accretion of asset retirement obligation	157	156	145	145	144	145
Business interruption proceeds	—	—	(389)	—	—	—

Operating Income	51,930	26,504	5,993	9,050	6,725	6,416

Other Income (Expense)
Interest expense including derivatives[2]	1,201	(1,433)	(1,067)	(1,030)	552	(134)
Interest income	282	44	27	19	20	21
Insurance settlements in excess of property losses	(32)	6,998	3,202	755	(772)	17
Other income (expense)	(355)	(172)	(379)	82	111	(380)

Income Before Income Taxes	53,026	31,941	7,776	8,876	6,636	5,940
Income Taxes[3]	20,580	12,657	3,082	3,518	2,631	2,355

Net Income	$32,446	$19,284	$4,694	$5,358	$4,005	$3,585

Weighted Average Shares Outstanding:[4]
Basic	74,843,124	74,843,124	75,020,932	74,901,143	74,843,124	74,843,124

Diluted	74,989,524	74,886,308	75,085,823	74,929,550	74,971,183	74,886,308

Earnings Per Share:
Basic	$0.43	$0.26	$0.06	$0.07	$0.05	$0.05

Diluted	$0.43	$0.26	$0.06	$0.07	$0.05	$0.05

(1)	Includes adjustments for stock compensation expense associated with the restricted stock awards issued in conjunction with the IPO.
(2)	Reflects the adjustment to reduce interest expense assuming that outstanding indebtedness was repaid, the commitment fee expense was increased, and the capitalized interest adjustment was reversed at the time of the IPO.
(3)	The income tax adjustment is calculated by multiplying the estimated statutory rate of 39.6% for the Company times the sum of all activity related to the predecessor company, Intrepid Mining LLC, plus the sum of any pre-tax adjustments.
(4)	Weighted average shares represent the estimated basic shares outstanding in each period and the diluted weighted average shares have been calculated using the treasury stock method.

INTREPID POTASH, INC.

SELECTED PRO FORMA OPERATIONS DATA FOR EACH OF THE QUARTERS

OF 2008 AND 2007 (UNAUDITED)

(data in short tons)

	2008			2007
	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,
Production volume (in 000/short tons)
Potash	210	224	217	233	210	218

Langbeinite	58	56	51	40	41	45

Sales volume (in 000/short tons)
Potash	213	213	215	224	245	209

Langbeinite	47	93	26	32	52	48

Potash Statistics (per short ton)
Net sales price	$425	$295	$224	$193	$182	$178
COGS (exclusive of items shown separately below)	142	136	162	113	120	120
Depreciation, depletion and amortization	9	8	8	7	6	7
Royalties	14	10	8	7	6	7
By-product credit	(9)	(14)	(12)	(6)	(6)	(11)

Total potash COGS	$156	$140	$166	$121	$126	$123

Warehousing and handling costs	7	6	8	5	4	4

Average potash gross margin	$262	$149	$50	$67	$52	$51

Langbeinite Statistics (per short ton)
Net sales price	$188	$123	$137	$137	$109	$108
COGS (exclusive of items shown separately below)	79	77	60	99	79	69
Depreciation, depletion and amortization	10	11	9	16	14	12
Royalties	10	6	7	7	5	6

Total langbeinite COGS	$99	$94	$76	$122	$98	$87

Warehousing and handling costs	8	6	9	5	5	4

Average langbeinite gross margin	$81	$23	$52	$10	$6	$17

INTREPID POTASH, INC.

NON-GAAP ADJUSTED PRO FORMA NET INCOME RECONCILIATIONS

(in thousands)

Adjusted pro forma net income is calculated as pro forma net income adjusted for significant non-cash and non-recurring items. Examples of non-cash charges include insurance settlements in excess of property losses and non-cash gains or losses associated with unrealized derivative adjustments. The non-GAAP measure of adjusted pro forma net income is presented because management believes it provides useful additional information to investors for analysis of Intrepid’s fundamental business on a recurring basis. In addition, management believes that the concept of adjusted net income is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the potash mining industry, and many investors use the published research of industry research analysts in making investment decisions. The use of adjusted pro forma net income is intended to present this measure on a pro forma basis in order to present information on a comparable basis for the impact of the IPO transaction. Adjusted pro forma net income should not be considered in isolation or as a substitute for net income, income from operations, cash provided by operating activities or other income, profitability, cash flow, or liquidity measures prepared under GAAP. Since adjusted pro forma net income excludes some, but not all, items that affect net income and may vary among companies, the adjusted pro forma net income amounts presented may not be comparable to similarly titled measures of other companies.

	2008		2007
	Quarter Ended		Quarter Ended
	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,
Pro Forma Net Income	$32,446	$19,284	$4,694	$5,358	$4,005	$3,585

Less: Insurance settlement in excess of property losses	32	(6,998)	(3,202)	(755)	772	(17)
Less: Unrealized derivative loss (gain)	(1,499)	1,467	547	719	(228)	(1,318)
Tax effect at 39.5 percent	579	2,185	1,049	14	(215)	527

Total adjustments	(888)	(3,346)	(1,606)	(22)	329	(808)

Adjusted Pro Forma Net Income	$31,558	$22,630	$6,300	$5,336	$4,334	$2,777

INTREPID POTASH, INC.

PRO FORMA EARNINGS BEFORE INCOME TAXES, INTEREST, DEPRECIATION

AND AMORTIZATION

(In thousands)

Pro forma earnings before income taxes, interest, depreciation and amortization (“EBITDA”) is computed as net income adjusted for the add back of income tax expense, interest expense, depreciation, depletion, amortization, asset retirement obligation liability accretion, and impairment. This non-GAAP measure is presented since management believes that it provides useful additional information to investors for analysis of Intrepid’s ability to internally generate funds for capital investment. In addition, EBITDA is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the potash mining industry, and many investors use the published research of industry research analysts in making investment decisions. EBITDA should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, profitability, cash flow, or liquidity measures prepared under GAAP. Since EBITDA excludes some, but not all items that affect net income and net cash provided by operating activities and may vary among companies, the EBITDA amounts presented may not be comparable to similarly titled measures of other companies.

	2008		2007
	Quarter Ended		Quarter Ended
	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,
Pro Forma Net Income	$32,446	$19,284	$4,694	$5,358	$4,005	$3,585

Add: Income tax expense	20,580	12,657	3,082	3,518	2,631	2,355
Add: Interest expense, including derivatives	(1,201)	1,433	1,067	1,030	(552)	134
Add: Depreciation, depletion, amortization and accretion	2,782	2,790	2,968	2,271	2,094	2,135
Add: Write-off of term loan bank fee	456	—	—	—	—	—

Total adjustments	22,617	16,880	7,117	6,819	4,173	4,624

Pro Forma Earnings Before Income Taxes, Interest Depreciation, Depletion and Amortization	$55,063	$36,164	$11,811	$12,177	$8,178	$8,209